UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Amendment No. 7)*

Under the Securities Exchange Act of 1934

MONARCH COMMUNITY BANCORP, INC.
(Name of Issuer)
COMMON STOCK PAR VALUE $.01 PER SHARE
(Title of Class of Securities)
609045 10 9
(CUSIP Number)
12-31-09
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	609045 10 9

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON MONARCH COMMUNITY BANCORP, INC., EMPLOYEE STOCK OWNERSHIP PLAN IRS ID NO. 04-3627031

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

MICHIGAN STATE CHARTERED COMMERCIAL BANK’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

	5.	SOLE VOTING POWER:

NUMBER OF		64,802 SHARES

SHARES	6.	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		81,521 SHARES

EACH	7.	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		146,323 SHARES

WITH:	8.	SHARED DISPOSITIVE POWER:

0 SHARES

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

146,323 SHARES

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.16%

12.	TYPE OF REPORTING PERSON

EP

ITEM 1.
(A)	NAME OF ISSUER:

MONARCH COMMUNITY BANCORP, INC.

(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036
ITEM 2.
(A)	NAME OF PERSON FILING: MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN

TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 375 WILLOWBROOK ROAD, COLDWATER, MICHIGAN 49036

(C)	CITIZENSHIP:

MICHIGAN STATE CHARTERED COMMERCIAL BANK’S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

(D)	TITLE OF CLASS OF SECURITIES:

COMMON STOCK PAR VALUE $.01 PER SHARE

(E)	CUSIP NUMBER:

609045 10 9
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR §240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(F)	☑ AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH §240.13d-1(b)(1)(ii)(F)

ITEM 4.	OWNERSHIP
(A)	AMOUNT BENEFICIALLY OWNED

146,323 SHARES

(B)	PERCENT OF CLASS

7.16%

(C)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
(I)	SOLE POWER TO VOTE OR DIRECT THE VOTE 64,802 SHARES REPRESENTING UNALLOCATED SHARES

(II)	SHARED POWER TO VOTE OR DIRECT THE VOTE 81,521 REPRESENTING ALLOCATED SHARES

(III)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 146,323 SHARES

(IV)	SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF 0 SHARES
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):
     BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.
SIGNATURE
     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

JANUARY 19, 2010 MONARCH COMMUNITY BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN BY FIRST BANKERS TRUST SERVICES, INC. AS TRUSTEE
/s/ Linda Shultz
Linda Shultz, Trust Officer